Exhibit 10.1

August 23, 2006

Mr. Matthew T. Farrell

One Olde York Road

Randolph, New Jersey 07869

Dear Matt:

This will confirm our offer for the position of Vice President and Chief Financial Officer. In this position you will report directly to me. As discussed, we are offering an attractive package of both direct and indirect benefits. Some of the major highlights of our employment offer are detailed below:

•	Your starting base salary will be $18,750 semi-monthly ($450,000 annually).

•	You will participate in the Church & Dwight Incentive Compensation Program with a target bonus of 55% in 2007 and 60% thereafter. Your first award for 2006 will be paid in February 2007 and is guaranteed at the 50% target level, or $225,000.

•	You will receive a one-time sign-on bonus of $175,000 (taxable), which you will receive within 30 days of your first day of employment. In the event that you terminate your employment within one year of your start date, you agree to repay the sign-on bonus to Church & Dwight. On the date of your first anniversary you will receive a second lump sum payment of $175,000 (taxable).

•	You will participate in the Company’s Stock Award Plan. Options are granted each year (generally in the second quarter) and you will receive a grant with a face value of 2.5 x your base salary. Your first grant, which you will receive shortly after your first day of employment, will be for 75,000 options with 3 year cliff vesting terms and will have an exercise price equal to the average of the high and low on your start date.

•	You will also receive 35,000 restricted share units, of which 1/3 will vest on your one year employment anniversary date, 1/3 will vest on your second anniversary date, and the last 1/3 will vest on your third anniversary date.

•	You will be expected to meet our stockholding requirements of 5 times base salary in five years.

•	You will be provided a CIC/Severance Agreement, which essentially provides you 2 times base salary and target bonus in the event you lose your job due to a change-in-control. In addition, this agreement provides you 1 times base salary protection should you be terminated without cause. Your personalized CIC/Severance Agreement will be mailed to you under separate cover.

Mr. Matthew T. Farrell

August 23, 2006

•	Because of your level within the Company, you are eligible to participate in the Executive Deferred Compensation Plan. A summary of this Plan is enclosed with this letter and Jane Simpson, Benefits Manager, will contact you shortly after your employment begins to provide you with additional information.

•	You will be eligible to participate in the Church & Dwight Co., Inc. Savings and Profit Sharing Plan for Salaried Employees immediately, but if you enroll in the Savings Plan, contributions may take up to 30 days to begin. The Company will match 50% of the first 6% of your pre and/or post-tax contributions to the Savings Plan. Additionally, you will receive an annual Profit Sharing contribution based on company performance which has a target of 6.5% and can range from 4% to 12% of eligible compensation.

•	You will be eligible to receive relocation assistance in accordance with the enclosed “Relocation Policy” if you choose to relocate within two years of your start date. You may access helpful relocation resources at https://pretransfer.cendantmobility.com.

•	You will receive 8 vacation days and 1 personal day in 2006. You will receive 20 vacation days and 2 or 3 personal days in 2007, depending on the 2007 Church & Dwight Holiday Schedule.

•	You will participate in Church & Dwight’s comprehensive health, welfare and retirement savings programs. Your benefits become active on the first day of the month following 25 days of active employment.

•	We anticipate you will begin work in early September.

This offer is contingent upon the satisfactory completion of your background check, including verification of your eligibility to work in the United States (I-9), past employment reference check, education verification, criminal background check, and a credit check.

Enclosed are instructions to arrange a drug-screening test at a facility located in your area. Please call Julia Ruben in the Human Resources Department at (609) 279-7528 as soon as possible to initiate your background check. Additionally, if you have any questions during the pre-employment process, you may call Julia Ruben. Please sign one copy of this letter and mail it to Jackie Brova as soon as possible.

Mr. Matthew T. Farrell

August 23, 2006

Matt, I look forward to your joining Church & Dwight Co., Inc. and believe you will have a successful, rewarding career with us. You will be a great addition to our leadership team, and will be an integral part of our effort to increase total shareholder return.

Please do not hesitate to contact Jackie Brova or me with regard to the specifics of this offer and/or related benefit programs.

Sincerely,

/s/ James R. Craigie
James R. Craigie
President & Chief Executive Officer

Accepted by:	/s/ Matthew T. Farrell	8/24/2006
	Matthew T. Farrell	Date

enclosures